Exhibit 10.26

PREPAYMENT AGREEMENT

THIS PREPAYMENT AGREEMENT (this “Agreement”) is entered into as of the 1 February, 2021 (the “Effective Date”) by and between Arrival Elements B.V. (the “Customer”) and LG Energy Solution, Ltd. (the “Supplier”). Customer and Supplier may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, LG Chem, Ltd. (“LG Chem”) and Customer have entered into a Product Manufacture and Supply Agreement, dated February 20, 2020 (the “Supply Agreement”), and a Long Term Agreement, dated February 20, 2020, as supplemented by the First Supplement to the Long Term Agreement, dated October 2020 (the “LTA”), all of which provide terms and conditions for Customer’s purchase of certain Products (as defined under the Supply Agreement) that LG Chem will manufacture and supply to Customer for use in connection with Customer’s products;

WHEREAS, with effect from December 1, 2020, Supplier has assumed all rights and obligations of LG Chem arising out of or in connection with the Supply Agreement and the LTA; and

WHEREAS, Customer has agreed, subject to the terms and conditions described herein, to prepay to Supplier a total of EUR [*]1 (the “Prepayment”) as payment in advance for the purchase of the Products (also called cells) during the period from calendar years 2022 to 2026.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.    Prepayment.

(a)    The Parties have agreed that Customer will make a Prepayment as below in order to guarantee supply of the Products (cells) by Supplier in accordance with the terms of this Agreement. The Parties acknowledge and agree that this Prepayment is required based on the need for the Supplier to [*]. Accordingly, Supplier shall maintain all responsibilities in relation [*]. For the avoidance of doubt, Customer shall have no responsibility or liability whatsoever in relation to such [*].

(b)    Customer will make the Prepayment by remitting funds to an account designated by Supplier on an invoice as follows (the “Milestone Payments”):

i.	[*]% of the Prepayment by March 31, 2021

ii.	[*]% of the Prepayment by October 31, 2021

[1]

Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[*]” indicates that information has been redacted.

(c)    Upon payment of all Milestone Payments and subject to the execution of a separate agreement (or an amendment/ supplement to the LTA) for the supply and purchase of the total aggregate volume of [*] cells (the “Definitive Agreement”), Customer shall have priority over the purchase of [*] cells per year for a period of ([*]) years, commencing on January 1, 2022 (the “Priority Term”). The parties will mutually agree on each monthly volume of Products, details of which will be set forth in the Definitive Agreement.

(d)    Supplier will use the Prepayment by deducting EUR [*] per cell from the Products Price (as determined pursuant to the Supply Agreement and LTA as amended from time to time) for the Products. The invoices to be issued upon acceptance of the Products by Customer will reflect such deduction.

(e)    In the event of (i) termination of the Supply Agreement and/or the LTA and/or the Definitive Agreement after payment of all or a portion of the Milestone Payments, and such termination is due to breach by Customer, or (ii) failure to achieve the purchase of the total aggregate volume of [*] during the Priority Term or within six (6) months thereafter, Supplier will be entitled to retain any of the Milestone Payments already received under the terms of this Agreement. Towards the end of the Priority Term, Customer will be given a first right of securing guaranteed supply (over other customers) and if Customer elects to do so the Parties will agree in good faith commercial terms & conditions for securing Customer’s yearly volumes.

(f)    In the event of termination of the Supply Agreement and/or the LTA and/or the Definitive Agreement after payment of all or a portion of the Milestone Payments, and such termination is due to breach by Supplier, Supplier shall return to Customer all unused Prepayment (i.e., prepayment unused against purchase of cells).

2.    Product Source. The Products will be manufactured in and supplied from either Supplier’s [*]. Supplier warrants and represents that it will comply with applicable laws and regulations, rules and industry standards concerning the assembly line/ factory including those relating to environmental protection, product safety and labor law provisions. Upon mutual agreement of the Parties (such agreement not to be unreasonably withheld or delayed by a Party), Customer will be able to order Products from a particular factory as Customer requires for the production of its electric vehicles in certain geographic regions (e.g. [*]).

3.    Entire Agreement; Modification. This Agreement supersedes all prior and contemporaneous oral or written agreements with respect to its subject matter, and is supplemental to the terms of the Supply Agreement and the LTA. If this Agreement conflicts with the Supply Agreement or the LTA, this Agreement takes precedence with respect to its subject matter. This Agreement may not be amended except by the mutual written agreement signed by authorized representatives of both Parties.

4.    Miscellaneous. Article 1 (Interpretation), Articles 5 (Intellectual Property Rights), 17 (Confidentiality), 19 (Termination), 21 (Limitation of Liability), 23 (Force Majeure) and 32 (Governing Law and Jurisdiction), 33 (Respect for Human Rights and fair Labour Practices) and 34 (Anti-Bribery and Corruption) of the Supply Agreement shall apply mutatis mutandis to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Customer and Supplier has caused this Agreement to be executed and delivered by its duly authorized officer as of the Effective Date.

Arrival Elements B.V.

/s/ Tim Holbrow
Name:	Tim Holbrow
Title:	Director

LG Energy Solution, Ltd.

/s/ Jay Kim
Name:	Jay Kim
Title:	Marketing Department Leader

APPENDIX 1. : BANK ACCOUNT INFORMATION

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